Bottomline Technologies

325 Corporate Drive

Portsmouth, NH 03801

Pursuant to Regulation §200.83 (Rule 83) of the Freedom of Information Act, this letter omits confidential information included in the unredacted version of this letter delivered to the Securities and Exchange Commission, Division of Corporate Finance. Asterisks denote omissions.

May 19, 2005

BY ELECTRONIC SUBMISSION

Securities and Exchange Commission

450 Fifth Street NW

Washington DC 20549-0406

Attention:	Craig Wilson
Senior Assistant Chief Accountant

Re:	Bottomline Technologies (de), Inc.

Form 10-K for the fiscal year ended June 30, 2004

Form 10-Q for the fiscal quarter ended September 30, 2004

Form 10-Q for the fiscal quarter ended December 31, 2004

File No. 000-25259

Ladies and Gentlemen:

This letter supercedes and replaces the letter erroneously filed by Bottomline Technologies (de), Inc. (“Bottomline” or the “Company”) on May 16, 2005. Set forth below are responses to the comments on Bottomline’s Form 10-K for the fiscal year ended June 30, 2004, and Forms 10-Q for the fiscal quarters ended September 30, 2004 and December 31, 2004, respectively, provided to Bottomline in a letter from the staff (the “Staff”) of the Securities and Exchange Commission (the “SEC”) dated April 28, 2005 (the “Letter”). The responses are keyed to the numbering of the comments in the Letter and to the headings used in the Letter.

Form 10-Q for the Quarterly Period Ended September 30, 2004

Note 6. Operations by Segments and Geographic Area, p. 5

Prior Comment No. 2

We note that you intend to amend your Form 10-K for the year ended June 30, 2004 to restate your reportable segment disclosure for that annual period. However, your response indicates that you did not decide to report segment information regularly to your chief operating decision maker until October 2004. If this is correct, your revised segment disclosure should be presented in the registration statement or in a Form 8-K that is incorporated by reference into the registration statement. If however, you conclude that your chief operating decision maker regularly reviewed operating results to make decisions about resources to be allocated to the segments and assess their performance during fiscal year 2004, it may be necessary for you to restate your financial statements. Supplementally, tell us whether amending your historical financial statements is appropriate and provide your basis for such conclusion. As part of your response, tell us how often the periodic segment presentations were shared with your chief operating decision maker in fiscal year 2004 and whether the information was used to make decisions about resources to be allocated to these segments and assess the segments’ performance. Provide us with an example of a periodic presentation of this information that was shared with your chief operating decision maker during fiscal year 2004.

Response to Comment No. 2

Bottomline will file a Form 8-K for purposes of providing the segment information that will be incorporated by reference into the registration statement on Form S-3, as suggested by the Staff. The Company’s prior suggestion that an amended Form 10-K be filed was offered because the Company was already in the process of amending its Form 10-K to incorporate prior recommendations of the Staff (related principally to non-GAAP disclosures). The Company believed that such an approach would be both efficient and acceptable from the Staff’s perspective, and did not intend to convey that the segment disclosures were a required component of the 2004 Form 10-K as originally filed. As discussed on the Company’s telephone call with the Staff on May 13, 2005, the non-GAAP disclosures will be incorporated prospectively into the Company’s June 30, 2005 Form 10-K, rather than in an amendment to the 2004 Form 10-K.

In 2004, for the first time, the Company introduced an entirely new organizational structure that consisted of a line of business designation. Financial information that included a segment presentation was provided to the chief operating decision makers four times during 2004, several weeks after the end of each quarter. The process of understanding and gaining confidence in this new structure and the revised financial presentation as a way of looking at the business was ongoing during 2004. The financial information became more meaningful as 2004 progressed and the segment composition solidified. During 2004, the chief operating decision makers evaluated the usefulness of segment information as a future reporting tool. However, they did not use this information to make decisions about resource allocations or to assess performance.

The Company’s chief operating decision makers are its Chief Executive Officer and its President/Chief Operating Officer. Historically, and during 2004, the financial information used by the chief operating decision makers to allocate resources and measure performance was the monthly financial reporting which was prepared on a Company-wide basis (no segments). Critical financial resource decisions such as headcount, marketing expenses and the like were not made based on the segment information. Bonuses were paid based on overall Company performance regardless of any individual segment results.

In early 2005, at the request of the chief operating decision makers, the Company began to prepare and present segment information on a monthly basis. This monthly reporting format is currently used by the chief operating decision makers for purposes of allocating resources and assessing performance. Based on this development, the Company voluntarily began to include segment disclosures within its periodic filings (external segment disclosures commenced in the Company’s 10-Q for the first quarter of 2005).

The Company actively considered, during 2004, the external reporting implications of the segment information that had been provided to the chief operating decision makers periodically during the year. Ultimately the Company concluded that segment reporting in its periodic filings for 2004 was not required, and based its decision on multiple factors, including:

•	The fluidity of the segment composition. During 2004, the Company was attempting to implement a new organizational structure. This undertaking had financial reporting implications but it also had significant operational management implications. The line structure that was ultimately adopted differed from what was originally presented, and segments were added or consolidated as the management team discussed and evaluated the most appropriate and beneficial way to implement and report on the new structure.

•	The frequency in which the segment information was provided to the chief operating decision makers. The segment information was provided four times during 2004, several weeks after the end of each quarter. It is important to note that this information was incremental to, not a substitute for, the recurring, Company-wide financial information that the chief operating decision makers received each month, including at the end of each quarter.

•	During 2004, the chief operating decision makers did not use the segment information to make decisions about resources or to assess performance. The chief operating decision makers used the regular, Company-wide financial information for purposes of assessing performance and allocating resources. This did not change until fiscal 2005.

As requested by the Staff, an example of the periodic presentation of the information shared with the chief operating decision makers is included as an attachment to this response.

Based on the factors above, the Company does not believe that amending its historical financial statements is warranted, although we do agree with the Staff’s recommendation that the segment information should be incorporated by reference into the registration statement on Form S-3, which we are proposing to do via a Form 8-K.

Bottomline believes that it has responded fully to the Staff’s comments. If you have any further questions, please do not hesitate to contact the undersigned at (603) 436-0700.

Sincerely,

/s/ Kevin Donovan

Kevin Donovan

Chief Financial Officer

cc: Joseph Mullen, Chief Executive Officer

LINE OF BUSINESS CONTRIBUTION

For the Three and Twelve Months Ended June 30, 2004

Summary

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BOTTOMLINE TECHNOLOGIES	HIGHLY CONFIDENTIAL

LINE OF BUSINESS CONTRIBUTION

For the Three Months Ended June 30, 2004

	Payment Solutions NA	Banking & Finance NA	Transactional Services NA	Distributed Output Solutions NA	Payment Solutions EU	Transactional Services EU	TOTAL
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For the Twelve Months Ended June 30, 2004

	Payment Solutions NA	Banking & Finance NA	Transactional Services NA	Distributed Output Solutions NA	Payment Solutions EU	Transactional Services EU	TOTAL
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PAYMENT SOLUTIONS NORTH AMERICA

	ACTUAL					BUDGET		VARIANCE
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PAYMENT SOLUTIONS NORTH AMERICA

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BANKING & FINANCE NORTH AMERICA

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BANKING & FINANCE NORTH AMERICA

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	July	Aug	Sept	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May	Jun
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LINE OF BUSINESS OPERATING EXPENSES

TRANSACTIONAL SERVICES NORTH AMERICA

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PAYMENT SOLUTIONS EUROPE

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BOTTOMLINE TECHNOLOGIES	HIGHLY CONFIDENTIAL

EUROPE

LINE OF BUSINESS CONTRIBUTION

PAYMENT SOLUTIONS EUROPE

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BOTTOMLINE TECHNOLOGIES	HIGHLY CONFIDENTIAL

EUROPE

LINE OF BUSINESS CONTRIBUTION

TRANSACTIONAL SERVICES EUROPE

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BOTTOMLINE TECHNOLOGIES	HIGHLY CONFIDENTIAL

EUROPE

LINE OF BUSINESS CONTRIBUTION

TRANSACTIONAL SERVICES EUROPE

ACTUAL
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BOTTOMLINE TECHNOLOGIES	HIGHLY CONFIDENTIAL